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                                                                    Exhibit 3(a)

Amended and Restated Certificate of Incorporation of Raytech Corporation

                             CERTIFICATE OF AMENDED
                                  AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               RAYTECH CORPORATION

                     Pursuant to Sections 242 and 245 of the
                General Corporation Law of the State of Delaware

         This Certificate of Incorporation is hereby amended and restated for the purpose of compliance with Raytech Corporation's Second Amended Plan of Reorganization (the "Plan of Reorganization") as confirmed by the United States Bankruptcy Court for the District of Connecticut in Chapter 11 Case No. 5-89-00293.

         The undersigned, for purposes of amending and restating the Certificate of Incorporation under the General Corporation Law of the State of Delaware, certifies:

         FIRST: The name of the corporation is Raytech Corporation ("Corporation").

         SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Company, 1209 Orange Street, Wilmington 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is Fifty-Five Million (55,000,000), of which (i) Fifty Million (50,000,000) shares shall be common stock par value $1.00 per share ("Common Stock") of which Forty-One Million Five Hundred Twenty-Nine Thousand Eight Hundred Forty-Eight (41,529,848) shares shall be issued

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pursuant to the provisions of the Corporation's Plan of Reorganization and Eight
Million Four Hundred Seventy Thousand One Hundred Fifty-Two (8,470,152) shares shall be authorized for future issuance, and (ii) Five Million (5,000,000) shares shall be preferred stock, par value $1.00 per share ("Preferred Stock").

         (a) Common Stock. Except as otherwise provided by law, by this Certificate of Incorporation or by the By-Laws of the Corporation, as from time to time amended, the holders of outstanding shares of Common Stock shall possess voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in the holder's name on the books of the Corporation. Except as otherwise provided by law, by this Certificate of Incorporation or the By-Laws of the Corporation as from time to time amended, the holders of Common Stock shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors. Except as otherwise provided by law, by this Certificate of Incorporation or by the By-Laws of the Corporation as from time to time amended, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Common Stock shall be entitled to share ratably according to the number of shares of Common Stock held by them in all remaining assets of the Corporation available for distribution to its stockholders.

         (b) Preferred Stock: The Board of Directors may from time to time by resolution determine the powers, designations, preferences and relative, participating, optional or other special rights, including voting rights, and the qualifications, limitations or restrictions, of each class of Preferred Stock and of each series within any such class and may increase or decrease the number of shares within each such class or series; provided, that each share of Preferred Stock shall be entitled to at

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least one vote, and provided further, that the Board of Directors may not decrease the number of shares within a class or series to less than the number of shares within such class or series that are then issued and outstanding and may not increase the number of shares within a series above the total number of authorized shares of the applicable class for which the powers, designations, preferences and rights have not otherwise been set forth herein.

         FIFTH: The Corporation is to have perpetual existence.

         SIXTH: Except as otherwise provided in the law of the State of Delaware, the Corporation's By-Laws or any of them may be altered or repealed, and new By-Laws may be adopted, by the stockholders by a majority vote at a meeting or by written consent without a meeting, and the Board of Directors shall also have power, by a majority vote of the whole Board of Directors, to alter or repeal any of the Corporation's By-Laws, and to adopt new By-Laws.

         SEVENTH: On the effective date of the consummation of the Plan of Reorganization ("Effective Date"), each director shall be elected to hold office until the annual meeting of stockholders held in the following year and until his or her successor is elected and qualified. At each succeeding annual meeting of stockholders thereafter, or by written consent of the stockholders entitled to vote thereon in lieu of such meeting the successors of those directors whose terms of office are then expiring shall be elected to hold office for a term of one year and until their respective successors shall be elected and shall qualify. Notwithstanding the aforesaid on the Effective Date, the initial Board of Directors shall be constituted as follows: one director shall be appointed by the Equity Committee (as defined in Section 1.1.42 of the Plan of Reorganization) and the remaining directors shall all be appointed by the Creditors[ ] Committee (as defined in Section 1.1.27 of the Plan of Reorganization), following consultation with the Corporation, the Future Claimants'

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Representative and the Governments (all as defined in Sections 1.1.27, 1.1.47 and 1.1.48, respectively, of the Plan of Reorganization). The Director appointed by the Equity Committee shall serve for a term of three years from the Effective Date; provided, however, that such Director's term will terminate earlier upon sale by the Asbestos Personal Injury Settlement Trust (as defined in Section
1.1.64 of the Plan of Reorganization) ("PI Trust") of its entire interest in the stock of the Reorganized Debtor provided the purchaser or purchasers have offered to purchase all remaining shares of the Common Stock not held by the PI Trust at the same price and upon the same terms and conditions as offered to the PI Trust as set forth in Section 7.11 of the Plan of Reorganization.

         Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may, except as otherwise required by law, be filled by the Board of Directors acting by three-fourths of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

         Notwithstanding any provision in this Certificate of Incorporation to the contrary, the provisions set forth in this Article SEVENTH may not be amended, altered, changed or repealed in any respect, unless such action is approved by the affirmative vote (or written consent) of holders of not less than three-fourths of the outstanding shares entitled to vote thereon.

         EIGHTH: Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the Corporation to procure a

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judgment in its favor) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the Corporation, if, as and to the extent authorized by applicable law as it exists or may hereafter be amended, against expenses (including attorney's fees and disbursements), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action, suit or proceeding. The indemnification and advancement of expenses expressly provided by, or granted pursuant to, the laws of the State of Delaware shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that nothing contained in this Article shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under
Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

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         WITNESS my signature this ______ day of ________, 2000.

                                                      Albert A. Canosa
                                                      President

Attest:
LeGrande L. Young
Secretary

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